Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Starbase Corporation
at
$2.75 Net Per Share
by
Galaxy Acquisition Corp.,
a wholly owned subsidiary of

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 8, 2002, UNLESS THE OFFER IS EXTENDED.

October 11, 2002

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

We have been engaged by Galaxy Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Borland Software Corporation, a Delaware corporation (“Borland”), to act as the information agent (the “Information Agent”) in connection with the Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Starbase Corporation, a Delaware corporation (“Starbase”), at a price of $2.75 per share (the “Offer Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated October 11, 2002 (the “Offer to Purchase”), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Mellon Investor Services LLC (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.    The Offer to Purchase dated October 11, 2002;

2.    The Letter of Transmittal to be used by stockholders of Starbase to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

3.    A letter to stockholders of Starbase from the President and Chief Executive Officer of Starbase’s board of directors, accompanied by Starbase’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Starbase, which includes the recommendation of Starbase’s board of directors that Starbase stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

4.    A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.    Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.    Return envelope addressed to Mellon Investor Services LLC as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, November 8, 2002, unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), that number of Shares that, together with the Shares then solely beneficially owned by the Purchaser and Borland (if any), represent a majority of the number of shares constituting the sum of all then outstanding shares of Starbase common stock, plus all shares of Starbase common stock issuable upon the exercise of all then outstanding options with a per-share exercise price that is equal to or less than $2.75 (which number of shares is referred to as Starbase’s “Adjusted Outstanding Shares” herein and which condition is referred to as the “Minimum Condition” herein). All of Starbase’s directors and certain of its executive officers have entered into a Tender and Voting Agreement, dated as of October 8, 2002, with Borland and the Purchaser (the “Tender and Voting Agreement”) pursuant to which they have agreed, in their capacity as stockholders of Starbase, to tender all of their shares of Starbase common stock, as well as any additional shares of Starbase common stock which they may acquire (pursuant to Starbase stock options or otherwise), to the Purchaser in the Offer. As of October 8, 2002, such directors and executive officers held in the aggregate 81,985 shares of Starbase common stock, which represented approximately 0.94% of Starbase’s Adjusted Outstanding Shares as of such date. The Offer is subject to certain other conditions contained in Section 13 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2002 (the “Merger Agreement”), by and among Borland, the Purchaser and Starbase pursuant to which, following the purchase of shares of Starbase common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Starbase (the “Merger”), with Starbase surviving the Merger as a wholly owned subsidiary of Borland. As a result of the Merger, each outstanding Share (other than Shares owned by Borland, the Purchaser, Starbase or any subsidiary of Borland or Starbase, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

Starbase’s board of directors has, at a meeting held on October 8, 2002, by the unanimous vote of all directors of Starbase, (i) determined that the Merger Agreement is advisable and is fair to, and in the best interests of, the stockholders of Starbase; (ii) approved the Offer and recommended to the stockholders of Starbase that they accept the Offer and tender their shares of Starbase common stock pursuant thereto; (iii) recommended that the stockholders of Starbase vote in favor of adoption of the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider adopting the Merger Agreement; (iv) approved the Merger Agreement; and (v) acknowledged and approved the Tender and Voting Agreement. Accordingly, the Starbase board of directors unanimously recommends that the stockholders of Starbase tender their shares of Starbase common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider such adoption.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

Neither the Purchaser nor Borland will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at the address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, BORLAND, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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